Exhibit 99.1

BioLife Solutions Reports 4th Quarter
and Full Year 2015 Results
Conference Call and Webcast at 4:30PM ET Today

BOTHELL, WA— February 25, 2016 —BioLife Solutions, Inc. (NASDAQ: BLFS), the leading developer, manufacturer and marketer of proprietary clinical grade cell and tissue hypothermic storage and cryopreservation freeze media and a related cloud hosted biologistics cold chain management app for smart shippers (“BioLife” or the “Company”), today reported financial results and operational highlights for the fourth quarter and full year 2015.

Q4 2015 Financial Highlights

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Biopreservation media product revenue reached a record high of $1.8 million in the fourth quarter of 2015, an increase of 25% over the same period in 2014. Fourth quarter revenue growth was primarily driven by increased sales of our CryoStor® and HypoThermosol® biopreservation media to the regenerative medicine segment, including initials order from several new customers that are developing cellular immunotherapies.

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Gross margin in the fourth quarter of 2015 increased to 63%, compared to 60% in the third quarter of 2015 and 60% in the prior year period. The improvement over 2014 reflects higher sales of biopreservation media products.

Full Year 2015 Financial Highlights

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Biopreservation media revenue increased 29% over 2014. This growth was driven by a 45% increase in revenue from the regenerative medicine segment. Also, product sales to distributors increased 20% over 2014.

●	We gained 140 new customers, more than half of which are in the regenerative medicine segment.

●	Gross margin was 59% for the full year 2015 compared to 49% in the prior year.

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Consolidated net loss was $5.0 million and net loss attributable to BioLife was $4.2 million compared to a net loss of $3.2 million in 2014. The increase in net loss is primarily the result of increased headcount and spending related to development and launch activities of our biologistex™ joint venture.

●	We ended the year with $3.8 million in cash.

Mike Rice, BioLife President & CEO, commented, “We continued to execute our growth plan in 2015, with solid increases in biopreservation media product sales to the regenerative medicine market segment and to our distributors throughout the world. We gained 140 new customers and saw increased adoption of CryoStor and HypoThermosol for use in customer clinical trials of new cell-based therapies.  With biologistex™, we continued to invest in people and software development in order to bring to market a truly revolutionary and disruptive cloud-based cold chain management service for our customers who ship time and temperature sensitive biologic materials and manufactured cell products.  Powered by the evo™ Smart Shipper, our vision for biologistex is to empower our customers to improve the quality of their clinical distribution practices by ensuring that every sensitive biologic medicine shipment is tracked to the destination, maintained within a required temperature environment, and administered within a validated stability period.  The opportunity to help our customers improve biologic based medicine is tremendous.  While the ramp up has clearly taken longer than we anticipated, we are confident we will demonstrate customer adoption and contributions from biologistex in 2016.”

Summary of 2015 Achievements

Product Adoption:

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Customer clinical validation projects and clinical trials of cell based therapies: At the end of 2015, we estimate this key metric increased to over 200, with as many as 25 phase 3 trials and more than 80 phase 2 trials underway.

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We believe that a majority of the private and public cellular immunotherapy companies developing various T cell therapies are using our products, as supported by direct product sales, visibility into distributor order flow, and requests to cross reference our FDA master files.

New Products and Services:

●	biologistex® – We launched our biologistex cold chain management service, which includes access to our biologistex web app and use of the evo Smart Shipper.

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Cell Thawing Media - We launched two GMP low molecular weight dextran solutions for use in transitioning frozen cells intended for clinical administration to patients. We gained over 50 new customers for these products in 2015.

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BloodStor® 27 NaCl Freeze Media – We launched this new GMP cryopreservation media product to support customer applications including freezing therapeutic platelets for clinical use. The first substantial order was shipped to The Netherlands Ministry of Defense in the fourth quarter of 2015.

Intellectual Property:

●	New Australian patent granted, number 2009228056 and titled, “Materials and Methods for Hypothermic Collection of Whole Blood”.

●	Two filed patent applications with claims related to novel features for next generations of the evo Smart Shipper and future releases of the biologistex ™ cloud based cold chain management app.

Company Awards:

●	Achievement in Medical Technology: Seattle Business Magazine.

●
Medical Design Excellence Award (MDEA) for the evo Smart Shipper, designed and manufactured by SAVSU and marketed by BioLife. Category: Medical Product Packaging, Graphic Instructions, and Labeling Systems.

●	100 best companies to work for in Washington State: Seattle Business Magazine.

2016 Expectations

Management has the following expectations for 2016:

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Revenue growth: We expect total revenue to exceed $10 million in 2016, with 20% to 30% growth in biopreservation media revenue over 2015 and including revenue from our biologistex™ cold chain logistics SaaS.

●	Gross Margin: We expect gross margin to be in the range of 55% to 65% for the year.

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Operating Expenses: We anticipate a modest increase in operating expenses in 2016 as we continue to invest in sales and marketing efforts and to develop, test, and deploy new releases of our biologistex cold chain logistics app.

●	Cash: We ended 2015 with $3.8 million in cash and anticipate that we will continue to use cash in 2016 and achieve cash flow breakeven by the end of 2016.

Conference Call & Webcast

The Company will host a conference call and live webcast at 4:30 p.m. EST this afternoon. To access the webcast, please log on to the Investor Relations page of the BioLife Solutions website at www.biolifesolutions.com. Alternatively, you may access the live conference call by dialing (844) 825-0512 (U.S. & Canada) or (315) 625-6880 (International) with the following Conference ID:  56756880. A webcast replay will be available approximately two hours after the call and will be archived on www.biolifesolutions.com for 90 days.

About BioLife Solutions Addressable Markets

●	In July 2015, Frost & Sullivan forecasted that the stem cell therapy market is expected to be worth $40 billion by 2020 and $180 billion by 2030.

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Pharmaceutical Commerce estimates that in 2015, $10 billion was spent on cold chain logistics of pharmaceuticals, with $7 billion for transportation and $3 billion for specialized packaging and instrumentation. BioLife's addressable market is comprised of the demand for small payload shipping containers and related temperature monitoring and location tracking devices.

About BioLife Solutions

BioLife Solutions develops, manufactures and markets biopreservation media products and smart shipping containers connected to a cloud hosted cold chain management app to improve the quality of delivery logistics for cells, tissues, and organs. BioLife also performs contract aseptic media formulation, fill, and finish services. The Company’s proprietary HypoThermosol® and CryoStor® platform of solutions are highly valued in the biobanking, drug discovery, and regenerative medicine markets. BioLife’s biopreservation media products are serum-free and protein-free, fully defined, and are formulated to reduce preservation-induced cell damage and death.  BioLife’s enabling technology provides commercial companies and clinical researchers significant improvement in shelf life and post-preservation viability and function of cells, tissues, and organs.

Our biologistex cloud based cold chain management service is an integrated logistics and tracking and trace web app used by shippers of time and temperature sensitive biologic materials.  The evo Smart Shipper is a state of the art precision thermal shipping container with embedded payload monitoring, GPS location tracking, and cellular communication electronics that transmit critical shipment information to the cloud.  This SaaS app enables users to monitor high value shipments during transit and configure actionable alerts for downstream recipients for location, approaching destination, delivery, package open, and remaining shelf life or stability via the patent pending StableAlert™ countdown timer. For more information please visit www.biolifesolutions.com, and follow BioLife on Twitter.

This press release contains forward-looking statements, including, but not limited to, statements concerning new products, the company’s anticipated business and operations, the potential utility of and market for its products and services, potential revenue growth and market expansion, and, projected financial results and liquidity. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including among other things, uncertainty regarding market adoption of products; uncertainty regarding third party market projections; market volatility; competition; litigation; and those other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. We undertake no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

# # # #

Media & Investor Relations
Daphne Taylor
Senior Vice President, Chief Financial Officer
(425) 402-1400
dtaylor@biolifesolutions.com

BioLife Solutions, Inc.
Consolidated Statements of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Product Sales	$1,819,503	$1,670,396	$6,448,910	$6,190,698
Cost of product sales	679,948	672,089	2,634,700	3,155,288
Gross profit	1,139,555	998,307	3,814,210	3,035,410
Operating expenses
Research and development	425,781	357,707	1,378,807	871,100
Sales and marketing	763,953	519,467	2,583,731	1,329,746
General and administrative	1,354,123	1,125,396	4,868,801	3,970,254
Total operating expenses	2,543,857	2,002,570	8,831,339	6,171,100

Operating loss	(1,404,302)	(1,004,263)	(5,017,129	(3,135,690)

Other income (expenses)
Gain on disposal of property and equipment	––	––	––	4,400
Interest income	3,305	8,650	21,753	20,825
Interest expense	––	––	––	(177,308)
Amortization of deferred financing costs	––	––	––	(13,022)
Total other income (expenses)	3,305	8,650	21,753	(165,105)

Net loss	(1,400,997	(995,613)	(4,995,376	(3,300,795)
Net loss attributable to non-controlling interest	281,610	83,045	781,440	83,045
Net Loss attributable to BioLife Solutions, Inc.	$(1,119,387	$(912,568)	$(4,213,936	$(3,217,750)

Basic and diluted net loss per common share attributable to BioLife Solutions, Inc.	$(0.09)	$(0.08)	$(0.35)	(0.31)

Basic and diluted weighted average common shares used to calculate net loss per common share	12,304,540	12,077,163	12,177,396	10,447,030

Selected Consolidated Balance Sheet Data	December 31,	December 31,
	2015	2014
Cash, cash equivalents and investments	$3,824,599	$9,938,394
Accounts receivable	929,289	901,623
Inventories	1,834,635	965,224
Total current assets	6,972,937	12,165,762
Total assets	12,369,622	16,072,918
Total current liabilities	1,725,793	1,261,776
Total liabilities	2,510,251	2,136,601
Total BioLife Solutions, Inc. shareholders' equity	8,508,471	11,803,977

Selected Consolidated Cash Flow Data	Year Ended December 31,
	2015	2014
Cash used in operating activities	$(4,973,861)	$(3,162,316)
Cash provided by (used in) investing activities	4,239,608	(8,135,023)
Cash provided by financing activities	368,753	13,679,824
Net increase (decrease) in cash and equivalents	(365,500)	2,382,485